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Exhibit 5.1

Michael L. Platt
T: +1 720 566-4012
mplatt@cooley.com

July 24, 2013

Rally Software Development Corp.
3333 Walnut Street
Boulder, CO 80301

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by Rally Software Development Corp., a Delaware corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to nine hundred nineteen thousand nine hundred forty-one (919,941) additional shares of the Company's common stock, par value $0.0001 to be sold by certain selling stockholders (the "Stockholder Shares"). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-189928), which was declared effective on July 24, 2013 (the "Prior Registration Statement"), including the prospectus which forms a part of the Prior Registration Statement (the "Prospectus").

        In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.

        We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than that identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares have been validly issued and are fully paid and non-assessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ MICHAEL L. PLATT Michael L. Platt, Partner

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  Exhibit 5.1